EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Silverhill Management Services, Inc. (a development stage company):

We hereby consent to the use in this Registration Statement on Form S-1 (the “Registration Statement”) of our report dated July 28, 2009, relating to the balance sheet of Silverhill Management Services, Inc. (a development stage company) (the “Company”) as of December 31, 2008, and the related statements of operations, stockholders’ deficit, and cash flows for the Period from March 25, 2008 (Inception) through December 31, 2008, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement. We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li & Company, PC

Li & Company, PC

Skillman, New Jersey

August 5, 2009